EXHIBIT 21.1

INTELLISYNC CORPORATION

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	State or Other Jurisdiction of Incorporation
Intellisync Bulgaria Ltd.	Bulgaria
Intellisync K.K.	Japan
Intellisync Romania SRL	Romania
NetMind Technologies, Inc.	California, USA
PDAapps, Inc.	Delaware, USA
PDA Software (P) Ltd.	India
Pumatech International	California, USA
Identity Systems Pty. Ltd.	Australia
Intellisync Australia Pty. Ltd.	Australia
Intellisync Identity Systems Ltd.	United Kingdom
Identity Systems, Inc.	Delaware, USA
Starfish Software, Inc.	California, USA
Synchrologic, Inc.	Georgia, USA
Intellisync Deutschland GmbH	Germany
Intellisync Europe Ltd.	United Kingdom
Intellisync Italia S.r.l.	Italy
Tourmaline Networks, Inc.	California, USA

All subsidiaries of the registrant are wholly-owned.